Exhibit 2
JOINT FILING AGREEMENT
     This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13D filed on or about this date with respect to beneficial ownership by the undersigned of the shares of common stock of SCM Microsystems, Inc., a Delaware corporation, is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, and any further amendments to the Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. In addition, each party to this agreement expressly authorizes each other party to this agreement to file on its behalf any and all amendments to the Statement on Schedule 13D.
     The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other parties, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.
     In evidence thereof the undersigned, being duly authorized, hereby execute this agreement in counterpart as of this 14th day of January, 2010.

By:	/s/ Ayman S. Ashour
Ayman S. Ashour

By:	/s/ Dr. Cornelius Boersch
Dr. Cornelius Boersch

By:	/s/ Daniel S.C. Wenzel
Daniel S.C. Wenzel

By:	/s/ Ayman S. Ashour
	Name:	Ayman S. Ashour
	Title: For:	Director BH Capital Management AG

By:	/s/ Daniel S.C. Wenzel
	Name:	Daniel S.C. Wenzel
	Title: For:	Director Mountain Partners AG